Exhibit 16.1

March 31, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Elephant Talk Communications Corp.

Dear Sir or Madam:

We have read Item 4.01 of the Current Report on Form 8-K of Elephant Talk Communications Corp., dated March 31, 2014, and agree with the statements concerning BDO USA, LLP contained therein.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP